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                                                                      EXHIBIT 11
             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                       Computation of Net Income Per Share
                                   (Unaudited)
                      (Thousands, except per share amounts)


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
                                 Three Months Ended        Nine Months Ended
                                      March 31                 March 31
                                 1997         1996         1997         1996
                                -------      -------      -------      -------
   Average Shares Outstanding

1. Average common shares
   outstanding                   12,354       12,341       12,390       12,285

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                   330          255          337          274
                                -------      -------      -------      -------

3. Adjusted average common
   shares outstanding for
   fully diluted computation     12,684       12,596       12,727       12,559
                                =======      =======      =======      =======


   Net Income

4. Net income as reported in
   statements of consolidated
   income                       $ 6,755      $ 6,122      $18,163      $15,826
                                =======      =======      =======      =======

   Net Income Per Share

5. Net income per average
   common share outstanding
   (4/1)                        $  0.55      $  0.50      $  1.47      $  1.29
                                =======      =======      =======      =======

6. Net income per common
   share on a fully
   dilutive basis (4/3)         $  0.53(A)   $  0.49(A)   $  1.43(A)   $  1.26(A)
                                =======      =======      =======      =======

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.